Intermec, Inc. 6001 36PthP Avenue West Everett, WA 98203-1264 tel: 425.348.2600 www.intermec.comH

July 30, 2010

Mr. Robert Driessnack
6632 143rd St SW
Edmonds, WA 98026

Dear Bob:

We are aware of the difficulties you have encountered in selling your home in Muscatine, Iowa, and the significant financial loss that you are facing.  Accordingly, the Compensation Committee has approved the following special benefits to complete your relocation to the Northwest.  Should you accept these benefits under the terms summarized below, and reflected in the ancillary documentation that will be involved, we can move forward promptly with the Loss Assistance component of the program.

Following are the terms of the Special CFO Relocation Program:

1.
Home Buyout by AIRES.  We will direct our relocation company (“AIRES”) to offer to purchase your Muscatine home for its appraised value based on the average of two recent appraisals.  We understand that average value is $510,000.  You are required to enter into a Relocation Real Estate Purchase and Sale Agreement which sets forth all the terms of the purchase.  You will use your best efforts to comply with applicable requirements of the sale.  Once the sale is completed, you will have no further responsibility for the home in terms of mortgage, taxes or insurance.   You also will have no further rights or responsibility for any consequences of an ultimate sale by AIRES of your home.1

2.
Loss Assistance. We will provide you with a Loss Assistance benefit equal to the difference between the price at which you sell your home to AIRES ($510,000) and your investment in your home measured by your initial purchase price plus the cost of improvements (your home purchase investment).  You have provided confirmation of your home purchase investment in the amount of $790,000.   Accordingly, your Loss Assistance benefit will be $280,000.   We will pay this as follows:

a.
We will pay down your existing mortgage with USAA by such amount as is necessary to reduce the USAA mortgage to an amount which, when added to your first mortgage with Wells Fargo, equals $510,000.  The amount of the mortgage pay down will be taxable to you.

b.	We will pay you the remainder of the Loss Assistance benefit in cash, subject to applicable tax withholding.

3.
Repayment Obligation Upon Voluntary Termination Within One Year.  In consideration of the significant effort and costs incurred by the Company in providing the foregoing special relocation benefits, you agree to repay the Company the entire amount of the Loss Assistance payment immediately upon your voluntary termination of employment with the Company within one year after you receive the Loss Assistance payment.

Please acknowledge your agreement with the foregoing by signing below.

Thanks Bob for your continued leadership and support.

Sincerely,

/s/ Patrick Byrne

Patrick Byrne

************************************************************************************************

Acknowledged and Agreed:

/s/ Robert Driessnack___________________    Date: August 2, 2010___________

Robert Driessnack

1 As you are aware, under its agreement with AIRES, the Company will continue to incur costs with respect to your Muscatine home until it is sold by AIRES.  Because this buyout arrangement is intended to meet applicable IRS requirements, you will not be taxed on such costs. These amounts will, however, be reflected as a perquisite in the Summary Compensation Table in the 2011 proxy.